Exhibit 10.17
INSTRUMENT OF ASSIGNMENT AND ASSUMPTION
INSTRUMENT OF ASSIGNMENT AND ASSUMPTION (this “Agreement”), dated this 6th day of January, 2009, between SERIES C, LLC, an Arizona limited liability company (“Assignor”), as assignor, having an address 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016, and COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Assignee”), as assignee, having an address at 2555 East Camelback Road, Suite 400, Phoenix, AZ 85016.
W I T N E S S E T H:
WHEREAS, Assignor owns 100% of the membership interest (the “Interest”) in Cole WG South Yale Avenue (Tulsa) OK, LLC, a Delaware limited liability company (“WG South Yale Avenue”); and
WHEREAS, Assignor and Assignee are entering into this Agreement to evidence and confirm the transfer and assignment of the Interest to Assignee, and the assumption by Assignee of the obligations and responsibilities attendant thereto, all from and after the date hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, assigns and conveys to Assignee, its successors and assigns forever, the Interest from and after the date hereof.
TO HAVE AND TO HOLD, unto Assignee, its successors and assigns, forever.
Assignor makes no representation or warranty, express or implied, in fact or by law, with respect to the assets being conveyed hereunder, except as represented and warranted by Assignor in the Purchase and Sale Agreement, dated as of January 6, 2009, between Assignor and Assignee (the Purchase Agreement”), subject to the conditions and limitations set forth therein.
Assignee hereby accepts such transfer, assignment and conveyance and assumes all of the obligations of Assignor under the Material Organizational Documents (as defined in the Purchase Agreement) arising from and after the date hereof, and agrees to be bound by the terms contained in the Material Organizational Documents.
Assignor withdraws, and relinquishes any and all of its right, title and interest, as a Member and as Manager of WG South Yale Avenue, from and after the date hereof. Assignee unconditionally and irrevocably consents to such withdrawal.
This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Assignor and Assignee, and their respective successors and assigns.
Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under such law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement may not be modified, amended, altered or changed, nor any provision hereof waived, except in writing with the mutual consent of all parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without reference to conflicts of laws principles).
This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall constitute a single original.
IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on the date first set forth above.

ASSIGNOR:

SERIES C, LLC, an Arizona limited liability company

By:	/s/ Todd J. Weiss

Todd J. Weiss
Authorized Officer

ASSIGNEE:

COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Cole Credit Property Trust III, Inc., Maryland corporation, its General Partner

	By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr. Executive Vice President